Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-145192) on Form S-8 of Technest Holdings, Inc. of our report dated October 13, 2009 relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Technest Holdings, Inc. for the year ended June 30, 2009. Our report dated October 13, 2009, relating to the consolidated financial statements includes an emphasis paragraph regarding the ongoing litigation related to contingent consideration from the sale of EOIR Technologies, Inc.

/s/ Wolf & Company, P.C.

Wolf & Company, P.C.
Boston, Massachusetts
October 13, 2009